Filed Pursuant to Rule 424(b)(3)
Registration No. 333-253114

PROSPECTUS SUPPLEMENT NO. 12
(to Prospectus dated March 30, 2021)

ADVENT TECHNOLOGIES HOLDINGS, INC.

Primary Offering Of
26,392,355 Shares of Common Stock

Secondary Offering of
23,210,601 Shares of Common Stock
4,340,278 Warrants to Purchase Common Stock

This prospectus supplement amends and supplements the prospectus dated March 30, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-253114). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of (i) 22,052,077 shares of our common stock that may be issued upon exercise of warrants to purchase common stock at an exercise price of $11.50 per share (the “public warrants”) issued by AMCI Acquisition Corp. (“AMCI”) in its initial public offering; (ii) 3,940,278 shares of our common stock that may be issued upon exercise of placement warrants at an exercise price of $11.50 per share that were originally sold to AMCI Sponsor LLC (the “Sponsor”) in a private placement consummated simultaneously with AMCI’s IPO (the “placement warrants”); and (iii) up to an aggregate of 400,000 shares of our common stock that may be issued upon the exercise of the working capital warrants at an exercise price of $11.50 per share that were issued to the Sponsor in connection with loans made by it to AMCI prior to the closing of the Business Combination (as defined below), (the “working capital warrants” and, together with the placement warrants and the public warrants, the “warrants”).

The Prospectus and this prospectus supplement also relate to the offer and sale, from time to time, by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or any of their permitted transferees, of (i) up to an aggregate of 6,500,000 shares of our common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination; (ii) up to an aggregate of 12,370,323 shares of our common stock otherwise held by the Selling Securityholders; (iii) up to an aggregate of 3,940,278 shares of our common stock that may be issued upon exercise of the placement warrants held by the Selling Securityholders; (iv) up to an aggregate of 400,000 shares of our common stock that may be issued upon the exercise of the working capital warrants held by the Selling Securityholders and (v) up to an aggregate of 3,940,278 placement warrants and 400,000 working capital warrants held by the Selling Securityholders, as further described in the Prospectus. The Prospectus and this prospectus supplement also cover any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

Our common stock and warrants are listed on Nasdaq under the symbols “ADN” and “ADNWW”, respectively. On August 31, 2021, the closing price of our common stock was $7.40 per share and the closing price of our warrants was $1.01 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 12 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 1, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 30, 2021

Advent Technologies Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38742	83-0982969
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Clarendon Street
Boston, Massachusetts 02116
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 655-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ADN	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50	ADNWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Effective at 6:00 p.m. eastern time on August 31, 2021 (the “Closing Date”), pursuant to the previously announced Share Purchase Agreement (the “Purchase Agreement”), dated as of June 25, 2021, by and between Advent Technologies Holdings, Inc. (the “Company” or the “Buyer”) and F.E.R. fischer Edelstahlrohre GmbH, a limited liability company incorporated under the Laws of Germany (the “Seller”), the Company acquired (the “Acquisition”) all of the issued and outstanding equity interests in SerEnergy A/S, a Danish stock corporation and a wholly-owned subsidiary of the Seller (“SerEnergy”) and fischer eco solutions GmbH, a German limited liability company and a wholly-owned subsidiary of the Seller (“FES” and together with SerEnergy, the “Target Companies”), together with certain outstanding shareholder loan receivables.

As consideration for the transactions contemplated by the Purchase Agreement, on the Closing Date, the Company paid to the Seller €15,000,000 in cash and on August 30, 2021, the Company issued to the Seller 5,124,846 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”). For further information regarding the terms of the Purchase Agreement, see the description contained in Item 1.01 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 25, 2021.

The Company intends to file a resale shelf registration statement on Form S-1 to register for resale under the Securities Act of 1933, as amended, the shares of Common Stock issued to the Seller in connection with the Acquisition.

The Company has determined that it is not required to file separate financial statements of the Target Companies under Rule 3-05 of Regulation S-X or pro forma financial information relating to the Acquisition under Article 11 of Regulation S-X.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full copy of the Purchase Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference. The summary is not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. The terms of the Purchase Agreement govern the contractual rights and relationships between, and allocate risks among, the parties thereto in relation to the transactions contemplated thereby. In particular, the representations and warranties made by the parties to each other in the Purchase Agreement reflect negotiations between, and are solely for the benefit of, the parties thereto and may be limited or modified by a variety of factors, including subsequent events, information included in public filings, disclosures made during negotiations among the parties, correspondence between the parties and disclosure schedules to the Purchase Agreement. Accordingly, such representations and warranties may not describe the actual state of affairs at the date they were made or at any other time and should not be relied upon as statements of fact.

Item 3.02.	Unregistered Sales of Equity Securities

The information contained in Item 2.01 is hereby incorporated into this Item 3.02. In accordance with the Purchase Agreement, a portion of the consideration consists of shares of Common Stock of the Company. On August 30, 2021, 5,124,846 shares of Common Stock were issued to the Seller pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1*
Share Purchase Agreement, dated as of June 25, 2021, by and among Advent Technologies Holdings, Inc. and F.E.R. fischer Edelstahlrohre GmbH (incorporated by reference to Exhibit 2.1 of Advent Technologies Holdings, Inc.'s Current Report on Form 8-K, filed with the SEC on June 25, 2021).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any such omitted schedule to the Securities and Exchange Commission upon its request.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “could,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including the Company’s plans and expectations with respect to the acquisition and the anticipated benefits of the acquisition. Each forward-looking statement contained in this Current Report on Form 8-K is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Risks and uncertainties include, among other things, the risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all and the possibility the acquisition does not close; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the business will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Advent’s common stock and on Advent’s operating results, significant transactions costs, unknown liabilities; and the risk of litigation and/or regulatory actions related to the proposed acquisition.  A further description of risks and uncertainties including, among others, the Company’s ability to realize the benefits from the business combination; the Company’s ability to maintain the listing of the Company’s common stock on Nasdaq; future financial performance; public securities’ potential liquidity and trading; impact from the outcome of any known and unknown litigation; ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; expectations regarding future expenditures; future mix of revenue and effect on gross margins; attraction and retention of qualified directors, officers, employees and key personnel; ability to compete effectively in a competitive industry; ability to protect and enhance our corporate reputation and brand; expectations concerning our relationships and actions with our technology partners and other third parties; impact from future regulatory, judicial and legislative changes to the industry; ability to locate and acquire complementary technologies or services and integrate those into the Company’s business; future arrangements with, or investments in, other entities or associations; and intense competition and competitive pressure from other companies worldwide in the industries in which the Company will operate; and other risks identified under the heading “Risk Factors” are set forth in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on May 20, 2021, as well as the other information we file with the SEC, including filings on Current Reports on Form 8-K. We caution investors not to place considerable reliance on the forward-looking statements contained in this Current Report on Form 8-K. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this Current Report on Form 8-K speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2021	Advent Technologies Holdings, Inc.

	By:	/s/ Vassilios Gregoriou
Vassilios Gregoriou
Chairman and Chief Executive Officer